As filed with the Securities and Exchange Commission on March 2, 2023

Registration No. 333-263225

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMNEAL PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	32-0546926
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

400 Crossing Boulevard

Bridgewater, New Jersey 08807

Telephone: (908) 947-3120

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jason B. Daly

Senior Vice President, Chief Legal Officer and Corporate Secretary

400 Crossing Boulevard

Bridgewater, New Jersey 08807

Telephone: (908) 947-3120

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Risë B. Norman, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

(212) 455-2000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-263225) is being filed to include information that is required to be included in the registration statement by such form for registrants who are no longer well-known seasoned issuers, as defined in Rule 405 under the Securities Act.

PROSPECTUS

Up to 171,227,752 Shares

Amneal Pharmaceuticals, Inc.

Class A Common Stock

Certain selling stockholders may offer and sell up to an aggregate of 171,227,752 shares of our Class A common stock, par value $0.01 per share, from time to time in one or more offerings. Out of the up to 171,227,752 shares of our Class A common stock that our selling stockholders may offer and sell, (i) 19,110,862 shares of Class A common stock are restricted shares that have been previously issued to certain of our stockholders, and (ii) the remaining 152,116,890 shares of Class A common stock will be issued by us from time to time to certain holders of outstanding Amneal Common Units (as defined herein) upon the exchange by such holders of an equivalent number of Amneal Common Units (and the surrender and cancellation of an equivalent number of shares of Class B common stock) held by the Amneal Group (as defined herein). This prospectus provides you with a general description of the securities. References in this prospectus to the “Company,” “we,” “us” and “our” refer to Amneal Pharmaceuticals, Inc., unless the context requires otherwise.

Pursuant to the Second Amended and Restated Stockholders Agreement, dated as of December 16, 2017 (as amended, the “Stockholders Agreement”), between the Company and the Amneal Group who owned Amneal (as defined herein) prior to its acquisition of Impax (as defined herein), which was completed on May 4, 2018 (the “Acquisition”), the Company is required to file and maintain the effectiveness of a registration statement covering shares of Class A common stock received by the Amneal Group in connection with the Acquisition, as well as any shares of Class A common stock that an Amneal Group Member receives upon the redemption of its Amneal Common Units for newly issued shares of Class A common stock of the Company on a one-for-one basis. Upon the redemption by an Amneal Group Member of its Amneal Common Units for newly issued shares of Class A common stock of the Company, the Company will receive a corresponding number of Amneal Common Units, and an equivalent number of shares of Class B common stock will be surrendered and canceled.

When the selling stockholders sell shares of Class A common stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering and may also provide you with a free writing prospectus. The prospectus supplement or free writing prospectus, if any, may also add, update, change or clarify information contained in or incorporated by reference into this prospectus. You should carefully read this prospectus, any accompanying prospectus supplement and any free writing prospectus before you invest in any of our securities.

The selling stockholders may offer and sell shares of our Class A common stock described in this prospectus to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of our Class A common stock, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement or free writing prospectus. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No shares of our Class A common stock may be sold without delivery of this prospectus and, if applicable, any prospectus supplement or free writing prospectus describing the method and terms of the offering of such shares.

Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “AMRX.” We have two classes of common stock: Class A common stock and Class B common stock. The rights (including voting rights) of Class A common stock and Class B common stock are identical, except that Class B common stock has no economic rights. All of our Class B common stock is held by the Amneal Group, on a one-to-one basis with the number of Amneal Common Units they own. See “Description of Capital Stock.”

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 2 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE DOCUMENTS INCORPORATED BY REFERENCE OR DEEMED INCORPORATED BY REFERENCE IN THE PROSPECTUS OR IN ANY APPLICABLE ACCOMPANYING PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 2, 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, certain selling stockholders may offer and sell from time to time up to an aggregate of 171,227,752 shares of our Class A common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the shares of our Class A common stock that such selling stockholders may offer. When the selling stockholders sell shares of Class A common stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering and may also provide you with a free writing prospectus. The prospectus supplement or free writing prospectus may also add, update, change or clarify information contained in or incorporated by reference into this prospectus. Before purchasing any shares of our Class A common stock, you should carefully read this prospectus, any applicable accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable accompanying prospectus supplement or any free writing prospectus prepared by us. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and any selling stockholders are not making offers to sell the securities in any jurisdiction where an offer or solicitation is not permitted. The information in this prospectus is accurate only as of the date on the front cover. You should not assume that the information contained in this prospectus, including any information incorporated in this prospectus by reference, any applicable accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of these documents. Our business, financial condition, results of operations and prospects may have changed since such date. Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus.

ii

THE COMPANY

Business

We are a global pharmaceutical company that develops, manufactures, markets, and distributes a diverse portfolio of essential medicines, including complex generics, injectables, biosimilars and specialty branded pharmaceuticals. We operate principally in the United States, India, and Ireland, and sell to wholesalers, distributors, hospitals, chain pharmacies and individual pharmacies, either directly or indirectly. We are a holding company, whose principal assets are common units (“Amneal Common Units”) of Amneal Pharmaceuticals, LLC (“Amneal”).

The group, together with their affiliates and certain assignees, who owned Amneal when it was a private company (each an “Amneal Group Member”, collectively, the “Amneal Group”) held 50.1% of Amneal Common Units and the Company held the remaining 49.9% as of December 31, 2022. Although the Company has a minority economic interest in Amneal, it is Amneal’s sole managing member, having the sole voting power to make all of Amneal’s business decisions and control its management. Therefore, the Company consolidates the financial statements of Amneal and its subsidiaries. The Company records non-controlling interests for the portion of Amneal’s economic interests that it does not hold.

Corporate History and Information

We were incorporated in Delaware in 2017. Our principal executive offices are located at 400 Crossing Boulevard, Bridgewater, New Jersey 08807, and our telephone number is (908) 947-3120. Our website address is http://www.amneal.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS

Investment in the Company’s Class A common stock involves a high degree of risk. Prior to making a decision about investing in the Company’s Class A common stock, in addition to the risks and uncertainties discussed below under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully read and consider the risks and uncertainties and the risk factors set forth under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarterly periods subsequent thereto, and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and under the caption “Risk Factors” or any similar caption in the other documents and reports that we file with the SEC after the date of this prospectus that are incorporated or deemed incorporated by reference in this prospectus as well as any risks and uncertainties and any risk factors and other information contained and described in any applicable prospectus supplement or any free writing prospectus that we provide you in connection with an offering of the Company’s Class A common stock. If any of the risks or uncertainties so described actually occurs, our business, results of operations or financial condition could be materially affected and the trading price of the Company’s Class A common stock could decline. You could lose all or part of your investment. Additionally, the risks and uncertainties discussed in this prospectus or in any document incorporated by reference into this prospectus or any applicable prospectus supplement are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material.

Risks Related to our Class A common stock

We are controlled by the Amneal Group. The interests of the Amneal Group may differ from the interests of our other stockholders.

As of December 31, 2022, the Amneal Group controlled the majority of the voting power of all of our outstanding shares of common stock. Accordingly, the Amneal Group has substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation, or sale of all or substantially all of our assets or any other significant corporate transactions. These stockholders may also delay or prevent a change of control of the Company, even if such a change of control would benefit our other stockholders. This concentrated control could discourage a potential investor from seeking to acquire Class A common stock and, as a result, might harm the market price of that Class A common stock.

Through its control of a majority of our voting power and the provisions set forth in our second amended and restated certificate of incorporation (the “Charter”), our amended and restated bylaws (the “Bylaws”) and the Stockholders Agreement, the Amneal Group has the ability to designate and elect a majority of our board of directors. As of December 31, 2022, six out of eleven members of our board of directors, have been designated by the Amneal Group. The Amneal Group has control over all matters submitted to our stockholders for approval, including changes in capital structure, transactions requiring stockholder approval under Delaware law and corporate governance, subject to the terms of the Stockholders Agreement relating to the Amneal Group’s agreement to vote in favor of directors not designated by the Amneal Group and such other matters that are set forth in the Stockholders Agreement. The Amneal Group may have different interests than our other stockholders and may make decisions adverse to such interests.

In the ordinary course of their business activities, the Amneal Group may engage in activities where their interests conflict with our interests or those of our other stockholders. Our certificate of incorporation provides that the Amneal Group have no duty to refrain from engaging in the same business activities or similar business activities or lines of business in which we operate. The Amneal Group also may pursue business opportunities with any of our clients, customers or vendors. that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

The Amneal Group could also transfer control of us to a third-party by transferring its shares. In addition, the Company believes members of the Amneal Group have pledged Amneal Common Units and the corresponding shares of Class B Common Stock to secure borrowings, and other members of the Amneal Group could enter into similar arrangements. In connection with these arrangements, we have entered into agreements with certain Amneal Group members and the lending institutions to whom their securities may be pledged. The voluntary or forced sale of some or all of these units or shares pursuant to a margin call or otherwise could cause our stock price to decline and negatively impact our business. Similarly, a voluntary or forced sale could cause us to lose our “controlled company” status under the New York Stock Exchange listing requirements, which would require us to comply over a transition period with certain corporate governance requirements from which we are currently exempt, including having a fully independent compensation committee. If all of the Amneal Common Units and corresponding shares of Class B stock were pledged to secure borrowings, a complete foreclosure could result in a change of control.

Future sales of shares by the Amneal Group could cause our Class A common stock price to decline.

The majority of our Common Stock is held by the Amneal Group and is eligible for sale or transfer (subject to certain continuing restrictions). The Amneal Group may elect to sell their shares. If some or all of these shares are sold, or if it is perceived that they will be sold, the trading price of our Class A common stock could decline.

We are a holding company with nominal net worth and depend on dividends and distributions from our subsidiaries.

We are a holding company with nominal net worth and will not have any material assets or conduct any business operations other than our investments in our subsidiaries. Our business operations are conducted primarily out of our direct operating subsidiary, Amneal, and its subsidiaries. As a result, our ability to satisfy our financial obligations and, notwithstanding any restrictions on payment of dividends under our existing indebtedness, our ability to pay dividends, if any, is dependent upon cash dividends and distributions or other transfers from our subsidiaries, including from Amneal.

Our Charter provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit the ability of our stockholders to obtain a favorable judicial forum for disputes with us or our current or former directors, officers or employees.

Our Charter provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the Superior Court of the State of Delaware or the federal district court for the District of Delaware) will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of fiduciary duty owed by any of our current or former director or officer to us or our stockholders, any action asserting a claim arising pursuant to any provision of the Delaware General Corporate Law (“DGCL”), our Charter or Bylaws or any action asserting a claim governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our current or former directors, officers or other employees, which may discourage such lawsuits against us and our current or former directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition. The choice of forum provision in our Charter will not preclude or contract the scope of exclusive federal or concurrent jurisdiction for actions brought under the federal securities laws, including the Exchange Act or the Securities Act of 1933 or the respective rules and regulations promulgated thereunder.

Anti-takeover provisions under Delaware law could make an acquisition of the Company more difficult and may prevent attempts by our stockholders to replace or remove our management.

Because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding voting stock of the Company from merging or combining with us unless certain conditions are met. Although we believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirers to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of management.

We do not anticipate that we will pay any cash dividends in the foreseeable future.

We expect that we will retain our future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our Class A common stock will be the sole source of gain for our stockholders for the foreseeable future. The payment of future cash dividends, if any, will be at the discretion of our Board of Directors and will be dependent upon our earnings, financial condition, capital requirements and other factors as our Board of Directors may deem relevant.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our other publicly available documents contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Management and representatives of the Company also may from time to time make forward-looking statements. Forward-looking statements do not relate strictly to historical or current facts and reflect management’s assumptions, views, plans, objectives and projections about the future. Forward-looking statements may be identified by the use of words such as “plans,” “expects,” “will,” “anticipates,” “estimates” and other words of similar meaning in conjunction with, among other things: discussions of future operations; expected operating results and financial performance; impact of planned acquisitions and dispositions; our strategy for growth; product development; regulatory approvals; market position and expenditures.

Because forward-looking statements are based on current beliefs, expectations and assumptions regarding future events, they are subject to uncertainties, risks and changes that are difficult to predict and many of which are outside of our control. Investors should realize that if underlying assumptions prove inaccurate, known or unknown risks or uncertainties materialize, or other factors or circumstances change, our actual results and financial condition could vary materially from expectations and projections expressed or implied in these forward-looking statements. Investors are therefore cautioned not to rely on these forward-looking statements.

Summary of Material Risks

Risks and uncertainties that make an investment in the Company speculative or risky or that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus, include, but are not limited to:

•	our ability to successfully develop, license, acquire and commercialize new products on a timely basis;

•	the competition we face in the pharmaceutical industry from brand and generic drug product companies, and the impact of that competition on our ability to set prices;

•	our ability to obtain exclusive marketing rights for our products;

•	our ability to manage our growth through acquisitions and otherwise;

•	our revenues derived from the sales of a limited number of products, a substantial portion of which are through a limited number of customers;

•	the continuing trend of consolidation of certain customer groups;

•	our dependence on third-party suppliers and distributors for raw materials for our products and certain finished goods;

•	our substantial amount of indebtedness and our ability to generate sufficient cash to service our indebtedness in the future, and the impact of interest rate fluctuations on such indebtedness;

•	our ability to secure satisfactory terms when negotiating a refinancing or other new indebtedness;

•	our dependence on third-party agreements for a portion of our product offerings;

•	legal, regulatory and legislative efforts by our brand competitors to deter competition from our generic alternatives;

•	risks related to federal regulation of arrangements between manufacturers of branded and generic products;

•	our reliance on certain licenses to proprietary technologies from time to time;

•	the significant amount of resources we expend on research and development;

•	the risk of product liability and other claims against us by consumers and other third parties;

•	risks related to changes in the regulatory environment, including U.S. federal and state laws related to healthcare fraud abuse and health information privacy and security and changes in such laws;

•	changes to Food and Drug Administration (“FDA”) product approval requirements;

•	the impact of healthcare reform and changes in coverage and reimbursement levels by governmental authorities and other third-party payers;

•	our potential expansion into additional international markets subjecting us to increased regulatory, economic, social and political uncertainties;

•	our ability to identify, make and integrate acquisitions or investments in complementary businesses and products on advantageous terms;

•	the impact of global economic, political or other catastrophic events;

•	our ability to attract, hire and retain highly skilled personnel;

•	our obligations under a tax receivable agreement may be significant;

•	the high concentration of ownership of our Class A common stock and the fact that we are controlled by the Amneal Group; and

•

such other factors as may be set forth elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2021, in our quarterly reports we file with the SEC, particularly in the section entitled 1A. Risk Factors, and our public filings with the SEC.

Investors also should carefully read the Risk Factors described in our most recent Annual Report on Form 10-K for a description of certain risks that could, among other things, cause our actual results to differ materially from those expressed in our forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider the risks described above and in our most recent Annual Report on Form 10-K to be a complete statement of all potential risks and uncertainties. The Company does not undertake to publicly update any forward-looking statement that may be made from time to time, whether as a result of new information or future events or developments.

USE OF PROCEEDS

We will not receive any of the proceeds from a sale of shares of our Class A common stock by any selling stockholders.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of some of the general terms and provisions of our common stock, including certain provisions of our Charter, our Bylaws and the DGCL. This summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the Charter and the Bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. References in this section to the “Company,” “we,” “us” and “our” refer to Amneal Pharmaceuticals, Inc. and not to any of our subsidiaries.

Authorized Capital Stock

The Charter authorizes us to issue 1,202,000,000 shares of stock, consisting of (i) 1,200,000,000 shares of common stock, $0.01 par value per share, of which 900,000,000 are designated as Class A common stock and 300,000,000 are designated as Class B common stock, and (ii) 2,000,000 shares of blank check preferred stock, $0.01 par value per share.

Common Stock

Voting Rights

Holders of Class A common stock and Class B common stock are entitled to one vote for each share of common stock held. Holders of Class A common stock and Class B common stock vote together as a single class on each matter submitted to a stockholder vote. Holders of Class A common stock and Class B common stock are not entitled to vote on any Charter amendment that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote on such terms pursuant to the Charter or the DGCL. Holders of our Class A common stock do not have cumulative voting rights.

The Bylaws provide that the directors will be elected by the affirmative vote of the majority of the votes cast with respect to such director’s election (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) at any meeting for the election of directors at which a quorum is present; provided that each director will be elected by a plurality of the votes cast (instead of by votes cast for or against a nominee) at any meeting at which a quorum is present for which the Company’s board of directors (the “Board of Directors”) determines that the number of nominees exceeds the number of directors to be elected at such election and such determination has not been rescinded on or prior to the tenth day preceding the date the Company first mails its notice of meeting for such meeting to the stockholders. The Board of Directors is not classified.

The Bylaws provide that, in all matters other than the election of directors, the affirmative vote of the majority in voting power of shares of stock will be the act of the stockholders unless a different or minimum vote is required by the Charter, the Bylaws or the rules and regulations of any stock exchange applicable to the Company or its securities, in which case such different or minimum vote will be the applicable vote on the matter.

Dividend Rights

The holders of Class A common stock are entitled to receive dividends, if any, payable in cash, property, or securities of the Company, as may be declared by the Board of Directors, out of funds legally available for the payment of dividends, subject to any preferential or other rights of the holders of any outstanding shares of preferred stock. The holders of Class B common stock are not entitled to receive any dividends.

Liquidation Rights

On the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Class A common stock are entitled to share equally, on a pari passu basis, in accordance with the number of shares of Class A common stock held by each such holder, in all assets of the Company available for distribution among the stockholders after payment to all creditors and subject to any preferential or other rights of the holders of any outstanding shares of preferred stock.

Participation Rights

Under the Charter, the holders of Class A common stock and Class B common stock have no participation rights. However, the Stockholders Agreement provides that if the Company proposes to issue any securities, other than in certain issuances, the Amneal Group will have the right to purchase its pro rata share of such securities, based on the number of shares of Class A common stock and Class B common stock owned thereby before such issuance.

Issuance and Restrictions on Company Common Stock

Pursuant to the Third Amended and Restated Limited Liability Company Agreement of Amneal dated May 4, 2018 (the “Limited Liability Company Agreement”), Amneal will issue to the Company an additional common unit of Amneal (“Amneal Common Unit”) for each additional share of Class A common stock issued by the Company. Additionally, pursuant to the Charter, shares of Class B common stock will be issued to the Amneal Group Members and their permitted transferees only to the extent necessary in certain circumstances to maintain a one-to-one ratio between the number of Amneal Common Units and the number of shares of Class B common stock held by such members. Shares of Class B common stock are transferable only for no consideration to the Company for automatic retirement or in accordance with the Stockholders Agreement and the Limited Liability Company Agreement.

Redemption

The Limited Liability Company Agreement provides that holders of Amneal Common Units may, from time to time, require the Company to redeem all or a portion of their interests for newly issued shares of Class A common stock on a one-for-one basis. Upon receipt of a redemption request, the Company may, instead, elect to effect an exchange of Amneal Common Units directly with the holder. Additionally, the Company may elect to settle any such redemption or exchange in shares of Class A common stock or in cash. In the event of a cash settlement, the Company would issue new shares of Class A common stock and use the proceeds from the sale of these newly issued shares of Class A common stock to fund the cash settlement, which, in effect, limits the amount of the cash payments to the redeeming member. In connection with any redemption, the Company will receive a corresponding number of Amneal Common Units, increasing the Company’s total ownership interest in Amneal. Additionally, an equivalent number of shares of Class B common stock will be surrendered and canceled.

Charter and Bylaw Amendments

The affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote is required to amend the Charter. The Bylaws provide that, without the approval of the Board of Directors, stockholders may only amend, alter or repeal the Bylaws by an affirmative vote of the holders of a majority in voting power of the issued and outstanding shares entitled to vote; provided, however, any amendment to or repeal of the Bylaws sections regarding annual meetings, special meetings, voting, notice of stockholder proposals, number of directors, term of directors, qualifications of directors, notice of nominations for directors, removal of directors, vacancies and newly created directorships, dividends, and legal relationship between the Bylaws and the Charter requires an affirmative vote of the holders of not less than two-thirds of the voting power of the issued and outstanding shares entitled to vote at a duly called and convened annual or special meeting of stockholders. Further, the Bylaws and the Charter also provide that, subject to the Stockholders Agreement, the Board of Directors may, in its discretion, make, alter, amend or repeal the Bylaws by the affirmative vote of not less than a majority of the Board or by unanimous written consent, except as such power may be restricted or limited by the DGCL.

Blank Check Preferred Stock

Under the Charter, the Board of Directors has the authority to issue preferred stock in one or more series, and to fix for each series the voting powers and the distinctive designations, preferences and relative, participation, optional or other special rights and such qualifications, limitations or restrictions, as may be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such series as may be permitted by the DGCL, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such series, without any further vote or action by the Company’s stockholders.

Exclusive Forum

The Charter requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on the Company’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors or officers to the Company or its stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, the Charter, or the Bylaws or (iv) any action asserting a claim against the Company governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware.

Other Anti-Takeover Effects of Provisions of the Charter, the Bylaws, and the DGCL

The Charter, the Bylaws and the DGCL contain provisions that, in addition to being applicable in other contexts, could delay or discourage some transactions involving an actual or potential change in control of the Company or its management. For example, under Section 203 of the DGCL a stockholder holding 15% or more of our outstanding voting stock could not acquire us without consent of our Board of Directors for at least three years after the date the stockholder first held 15% or more of the voting stock. Our governing corporate documents also, among other things, do not allow stockholders to call special meetings and require stockholders who wish to bring business before an annual meeting or nominate directors to comply certain advanced notice and duration of ownership requirements. The Bylaws also require a supermajority vote to amend certain provisions thereof. In addition, our Board of Directors could, without stockholder approval, implement other anti-takeover defenses, such as a stockholder rights plan.

Transfer Agent and Registrar

Computershare is the transfer agent and registrar for the Class A common stock.

Listing of Class A common stock

Our Class A common stock is listed on the NYSE under the trading symbol “AMRX.”

SELLING STOCKHOLDERS

The following table sets forth the number of shares of our Class A common stock being offered by the selling stockholders. The selling stockholders named below may offer or sell from time to time pursuant to this prospectus up to an aggregate of 171,227,752 shares of Class A common stock. The table below describes each selling stockholder’s beneficial ownership of shares of our Class A common stock and shares of our Class B common stock (a) according to the information available to us as of February 14, 2023 and (b) assuming each selling stockholder has sold all shares of Class A common stock registered pursuant to this prospectus.

Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our Class A common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our Class A common stock that will be held by the selling stockholders upon termination of any particular offering or sale. See “Plan of Distribution.” For the purposes of the table below, we assume that each selling stockholder will sell all of its shares of our Class A common stock covered by this prospectus. When we refer to the selling stockholders in this prospectus, we mean the individuals and entities listed in the table below, as well as their pledgees, donees, assignees, transferees and successors in interest.

The Amneal Group Members are entitled to have their Amneal Common Units redeemed for Class A common stock on a one-for-one basis, or, at the option of the Company, cash. In the event of a cash settlement, the Company would issue new shares of Class A common stock and use the proceeds from the sale of these newly issued shares of Class A common stock to fund the cash settlement, which, in effect, limits the amount of the cash payments to the redeeming member. In addition, at the Company’s election, the Company may effect a direct exchange of such shares of Class A common stock or such cash for such Amneal Common Units. The number of shares of Class B common stock listed in the table below equals the number of Amneal Common Units that the Amneal Group Members own.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above, held by such person that are currently exercisable or will become exercisable within 60 days of February 14, 2023, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Any selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act. None of the selling stockholders believes that it should be considered an “underwriter” within the meaning of such term under the Securities Act.

	Amneal Common Units (and an equivalent amount of shares of Class B common stock) owned prior to the offering (1)			Amneal Common Units (and an equivalent amount of shares of Class B common stock to be surrendered and cancelled) to be redeemed in the offering(2)(1)			Amneal Common Units (and an equivalent amount of shares of Class B common stock) owned after the offering(3)		Shares of Class A common stock owned prior to the offering			Shares of Class A Common Stock that may be sold by selling stockholders in this offering(‡)			Shares of Class A common stock owned after this offering(3)
Name of selling stockholder	(#)	(%)		(#)	(%)(4)		(#)	(%)	(#)	(%)(5)		(#)	(%)(6)		(#)	(%)(6)
Tushar Patel(7)	53,578,209	35.22%		53,578,209	35.22%		—	—	—	—		53,578,209	17.65%		—		—
Gautam Patel(8)	17,497,336	11.50%		17,497,336	11.50%		—	—	13,234,644	8.74%		30,384,769	10.01%		347,211		*%
Dipan Patel(9)	26,905,073	17.69%		26,905,073	17.69%		—	—	10,000	*	%	26,905,073	8.86%		10,000		*%
Chintu Patel(10)	24,753,252	16.27%		24,753,252	16.27%		—	—	565,587	*	%	24,753,252	8.15%		565,587		*%
Chirag Patel(11)	21,269,420	13.98%		21,269,420	13.98%		—	—	565,587	*	%	21,269,420	7.01%		565,587		*%
AHPPCB Legacy Trust	—	—		—	—		—	—	3,073,298	2.03%		3,073,298	1.01%		—		—
B.U. Patel Family Trust	—	—		—	—		—	—	2,830,131	1.87%		2,830,131	*	%	—		—
The Luce Family Trust	1,930,807	1.27%		1,930,807	1.27%		—	—	—	—		1,930,807	*	%	—		—
Greg & Nola Casserly Family Trust	1,466,606	*	%	1,466,606	*	%	—	—	—	—		1,466,606	*	%	—		—
Edward G. Coss Family Trust	1,111,064	*	%	1,111,064	*	%	—	—	—	—		1,111,064	*	%	—		—
The Jiten Parikh Revocable Trust	804,414	*	%	804,414	*	%	—	—	320,000	*	%	1,124,414	*	%	—		—
Bhavna Parikh Revocable Trust	733,303	*	%	733,303	*	%	—	—	—	—		733,303	*	%	—		—
Padmesh M. Patel Family Trust	717,142	*	%	717,142	*	%	—	—	—	—		717,142	*	%	—		—
Other selling stockholders	1,350,264	*	%	1,350,264	*	%	—	—	9,950	*	%	1,350,264	*	%	9,950		*%

*	Represents beneficial ownership of less than 1%
(‡)	Includes the shares of Class A common stock to be offered or sold by holders of Amneal Common Units after giving effect to the exchange of such Common Units.
(1)	The Amneal Common Units may be redeemed at any time for shares of the Company’s Class A common stock on a 1-to-1 basis.
(2)	Assumes all Amneal Common Units are redeemed (or exchanged) (and all shares of Class B common stock are surrendered and cancelled) for shares of Class A common stock.
(3)	Assumes the sale by the selling stockholders of all shares of Class A common stock registered pursuant to this prospectus.
(4)	Percentage of ownership calculated against 152,116,890 shares of Class B common stock as of February 14, 2023, but prior to any redemption of Amneal Common Units.
(5)	Percentage of ownership calculated against 151,500,830 shares of Class A common stock as of February 14, 2023, but prior to any redemption of Amneal Common Units.
(6)

Percentage of ownership calculated against 151,500,830 shares of Class A common stock as of February 14, 2023 plus 152,116,890 additional shares of Class A common stock representing the shares of Class B common stock outstanding as of February 14, 2023 to give effect to the full redemption of Amneal Common Units pursuant to the Limited Liability Company Agreement.

(7)	Tushar Patel, an observer of our Board of Directors, may be deemed to beneficially own 53,578,209 Common Units held of record by Tushar Patel Family Trust.
(8)

Gautam Patel, a member of our Board of Directors, may be deemed to beneficially own 12,887,433 shares of Class A common stock held of record by T-Twelve Legacy Trust and 17,497,336 Common Units held of record by Falcon Trust, Puja Patel Trust, Ishani Patel Trust, Niam Patel Trust and Mayur Patel Legacy Trust.

(9)

Dipan Patel may be deemed to beneficially own 26,905,073 Common Units held of record by Dipan Patel Living Trust, AP-1 Trust, AP-2 Trust, AP-3 Trust, AP-5 Trust, AP-7 Trust, and AP-9 Trust and 10,000 shares of Class A common stock held of record by Dipan Patel Living Trust.

(10)

Chintu Patel, our Co-CEO and a member of our Board of Directors, may be deemed to beneficially own 24,753,252 Common Units held of record by The Chintu Patel Revocable Trust and The Falguni Patel Revocable Trust.

(11)

Chirag Patel, our Co-CEO and President and a member of our Board of Directors, may be deemed to beneficially own 21,269,420 Common Units held of record by The Chirag Patel Revocable Trust and The Priti Patel Revocable Trust.

Material Relationships with Selling Stockholders

Our material relationships with certain of the selling stockholders and their affiliates are set forth in “Certain Relationships and Related Transactions, and Director Independence” of our Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated herein by reference.

Any applicable prospectus supplement, amendment or other permissible disclosure document will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income tax consequences of the ownership and disposition of our Class A common stock. This summary deals only with Class A common stock that is held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of our Class A common stock (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all of the United States federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the Medicare tax on net investment income, United States federal estate and gift taxes or the effects of any state, local or non-United States tax laws. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our Class A common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in our Class A common stock, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership and disposition of our Class A common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A common stock, the excess will be treated as gain from the disposition of our Class A common stock (the tax treatment of which is discussed below under “—Gain on Disposition of Class A Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

Subject to the discussions of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other disposition of our Class A common stock generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Class A common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our Class A common stock to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our Class A common stock, proposed United States Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our Class A common stock.

PLAN OF DISTRIBUTION

The selling stockholders may sell shares of our Class A common stock covered by this prospectus from time to time in one or more transactions in any of the following ways:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents;

•	to one or more investors directly and in privately negotiated sales or in competitively bid transactions;

•	on the NYSE, in the over-the-counter market or on any other securities exchange on which our shares are listed or traded;

•	in a block trade in which a broker dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker dealer as principal and release by the broker dealer for its account pursuant to this prospectus; and

•	through any other method permitted by applicable law.

When the selling stockholders sell shares of Class A common stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such shares, including:

•	the name or names of any underwriters, dealers or agents and the amounts of shares underwritten or purchased by each of them;

•	the offering price of the shares and the proceeds to the selling stockholders and any underwriting discounts, commissions, concessions or agency fees allowed or reallowed or paid to dealers;

•	any options under which underwriters may purchase additional securities from the selling stockholders; and

•	any securities exchange or market on which the shares may be listed or traded.

If underwriters are used in the sale, we and the selling stockholders will execute an underwriting agreement with those underwriters relating to the shares of Class A common stock that the selling stockholders will offer. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase these shares will be subject to conditions. The underwriters will be obligated to purchase all of these shares if any are purchased. The shares of Class A common stock subject to any such underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from the selling stockholders in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these shares to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

In order to comply with applicable securities laws of some states or countries, the securities may only be sold in those jurisdictions through registered or licensed brokers or dealers and in compliance with applicable laws and regulations. In addition, in certain states or countries the securities may not be sold unless they have been registered or qualified for sale in the applicable state or country or an exemption from the registration or qualification requirements is available. In addition, any securities of a selling stockholder covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold in open market transactions under Rule 144 rather than pursuant to this prospectus.

The selling stockholders will pay all agent fees and commissions, underwriting discounts and commissions, and fees and disbursements of its counsel and its accountants in connection with the registration and sale of Class A common stock covered by this prospectus. The Company will pay all other fees and expenses in connection with the registration and sale of Class A common stock covered by this prospectus including all registration and filing fees, all printing costs and all fees and expenses of counsel and accountants for the Company. We will not receive any proceeds from the sale of Class A common stock covered hereby.

The selling stockholders also may sell shares of our Class A common stock in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

The selling stockholders may enter into sale, forward sale and derivative transactions with third parties, or may sell shares of Class A common stock not covered by this prospectus to third parties in privately negotiated transactions. In connection with those sale, forward sale or derivative transactions, the third parties may sell shares of Class A common stock covered by this prospectus, including in short sale transactions and by issuing securities that are not covered by this prospectus but are exchangeable for or represent beneficial interests in the shares of Class A common stock. The third parties also may use shares received under those sale, forward sale or derivative arrangements or shares pledged by the selling stockholder or borrowed from the selling stockholder or others to settle such third-party sales or to close out any related open borrowings of the shares of Class A common stock. The third parties may deliver this prospectus in connection with any such transactions. Any third party in such sale transactions will be an underwriter and will be identified in a supplement or a post-effective amendment to the registration statement of which this prospectus is a part as may be required.

In addition, the selling stockholders may engage in hedging transactions with broker-dealers in connection with distributions of securities or otherwise. In those transactions, broker-dealers may engage in short sales of securities in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell securities short and redeliver securities to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery of securities to the broker-dealer. The broker-dealer may then resell or otherwise transfer such securities pursuant to this prospectus. The selling stockholders also may loan or pledge shares, and the borrower or pledgee may sell or otherwise transfer the securities so loaned or pledged pursuant to this prospectus. Such borrower or pledgee also may transfer those securities to investors in our securities or the selling stockholders’ securities or in connection with the offering of other securities not covered by this prospectus.

In connection with sales of securities covered hereby, the selling stockholders and any underwriter, broker-dealer or agent and any other participating broker-dealer that executes sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act. Accordingly, any profits realized by the selling stockholders and any compensation earned by such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions. Selling stockholders who are “underwriters” under the Securities Act must deliver this prospectus in the manner required by the Securities Act. This prospectus delivery requirement may be satisfied through the facilities of the NYSE in accordance with Rule 153 under the Securities Act or satisfied in accordance with Rule 174 under the Securities Act.

The selling stockholders may authorize underwriters to solicit offers by institutions to purchase shares of Class A common stock from the selling stockholders, at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If the selling stockholders sell shares under these delayed delivery contracts, the applicable prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

The selling stockholders may also sell shares of our Class A common stock through agents designated by the selling stockholders from time to time. We will name any agent involved in the offer or sale of these shares and will list commissions payable by the selling stockholders to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the applicable prospectus supplement.

Underwriters or agents may purchase and sell the shares of our Class A common stock in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids.

Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the shares and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the shares, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the shares are traded, in the over-the-counter market or otherwise.

If at the time of any offering made under this prospectus a member of the Financial Industry Regulatory Authority, Inc., or FINRA, participating in the offering has a “conflict of interest” as defined in FINRA’s Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

The selling stockholders will be subject to applicable provisions of Regulation M of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the securities by the selling stockholders. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. These restrictions may affect the marketability of such securities.

There can be no assurance that the selling stockholders will sell all or any of the shares of our Class A common stock offered by this prospectus.

We and the selling stockholders may indemnify underwriters, dealers or agents who participate in the distribution of shares of our Class A common stock against certain liabilities, including liabilities under the Securities Act and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

The specific terms of the lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

LEGAL MATTERS

Simpson Thacher & Bartlett LLP will pass upon certain legal matters relating to the sale of the shares of our Class A common stock offered hereby for us and the selling stockholders. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Amneal Pharmaceuticals, Inc. appearing in Amneal Pharmaceuticals, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of Amneal Pharmaceuticals, Inc.’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

MATERIAL CHANGES

Under the terms of the Opana ER® antitrust litigation settlement agreements, the Company paid $83.9 million, which was primarily funded by $80.0 million of borrowings under our revolving credit facility in January 2023.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) pursuant to the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 1, 2022;

•

our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2022, as filed on May 6, 2022, for the quarterly period ended June  30, 2022, as filed on August 8, 2022, and for the quarterly period ended September  30, 2022, as filed on November 7, 2022;

•	our Definitive Proxy Statement on Schedule 14A for the 2022 Annual Meeting of Shareholders filed on March 25, 2022;

•

our Current Reports on Form 8-K, filed with the SEC on January 5, 2022, March  16, 2022, May  13, 2022, June  2, 2022, July  19, 2022, August  3, 2022 and September 6, 2022 (excluding for all such Current Reports the information, if any, furnished under Items 2.02 and 7.01 thereof and corresponding information furnished under Item 9.01 or included as an exhibit thereto); and

•

the description of our Class  A common stock as set forth in our registration statement on Form 8-A (File No. 001-38485), filed with the SEC on May 4, 2018, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits have been specifically incorporated by reference thereto. Requests for such copies should be directed to our Investor Relations department, at the following address:

Amneal Pharmaceuticals, Inc.

400 Crossing Boulevard

Bridgewater, New Jersey 08807

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act to register the sale of shares of our Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us, the selling stockholders and the securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained or incorporated in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We are required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. Such reports and other information filed by us with the SEC are available on the SEC’s website at www.sec.gov.

Up to 171,227,752 Shares

Amneal Pharmaceuticals, Inc.

Class A Common Stock

Part II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$39,248.14
FINRA filing fee	$(1)
NYSE supplemental listing fee	$(1)
Printing expenses	$(1)
Legal fees and expenses	$(1)
Accounting fees and expenses	$(1)
Blue Sky, qualification fees and expenses	$(1)
Transfer agent fees and expenses	$(1)
Miscellaneous	$(1)

Total	$(1)

(1)	These fees are calculated based on the securities offered and the number of offerings and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith;

that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act.

The Company’s Charter provides for the mandatory indemnification, to the fullest extent permitted by applicable law, of any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

However, the Company will not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person or any proceeding by such person against the Company or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by applicable law, (ii) the proceeding was authorized by the Board of Directors, (iii) such indemnification is provided by the Company, in its sole discretion, or (iv) such indemnification is required to be made under the Charter, pursuant to the powers vested in the Company under the DGCL or any other applicable law.

The Charter provides for mandatory advancement of expenses incurred by any indemnified person; provided the person to whom expenses are advanced undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified by the Company under its Charter or otherwise.

However, no advance will be made by the Company to an executive officer of the Company (except when such executive officer is or was a director of the Company) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

In any underwriting agreement we enter into in connection with the sale of securities being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 16. Exhibits

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3.1	Second Amended and Restated Certificate of Incorporation of Amneal Pharmaceuticals, Inc. adopted as of May 5, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed on May 7, 2021).

3.2	Amended and Restated Bylaws of Amneal Pharmaceuticals, Inc. adopted as of February 12, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 16, 2021).

4.1	Second Amended and Restated Stockholders Agreement, dated as of December 16, 2017, among Atlas Holdings, Inc., Amneal Pharmaceuticals Holdings Company LLC, AP Class D Member, LLC, AP Class E Member, LLC and AH PPU Management, LLC (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1, filed on May 7, 2018).

4.2	Amendment No. 1, dated as of August 2, 2019, to Second Amended and Restated Stockholders Agreement, by and among Amneal Pharmaceuticals Holding Company, LLC, a Delaware limited liability company, AP Class D Member, LLC, a Delaware limited liability company, AP Class E Member, LLC, a Delaware limited liability company, AH PPU Management, LLC, a Delaware limited liability company, and Amneal Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed on August 5, 2019).

4.3	Description of Registrant’s Securities (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on March 2, 2020).

5.1**	Opinion of Simpson Thacher & Bartlett LLP.

23.1**	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1**	Powers of Attorney.

24.2	Power of Attorney of Deborah M. Autor.

107	Filing Fee Table

*	To be filed by amendment or incorporated by reference in connection with the offering of the securities.
**	Incorporated by reference to the Company’s Registration Statement on Form S-3 (Registration No. 333-263225), filed on March 2, 2022.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in Exhibit 107 in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, New Jersey, on this 2nd day of March, 2023.

AMNEAL PHARMACEUTICALS, INC.

By:	/s/ Anastasios Konidaris
Anastasios Konidaris
Executive Vice President, Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Chirag Patel Chirag Patel	President, Co-Chief Executive Officer and Director (Co-Principal Executive Officer)	March 2, 2023

/s/ Chintu Patel Chintu Patel	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)	March 2, 2023

/s/ Anastasios Konidaris Anastasios Konidaris	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	March 2, 2023

* Paul M. Meister	Chairman of the Board and Director	March 2, 2023

* Jeffrey P. George	Director	March 2, 2023

* Emily Peterson Alva	Director	March 2, 2023

* J. Kevin Buchi	Director	March 2, 2023

* John J. Kiely, Jr.	Director	March 2, 2023

* Ted Nark	Director	March 2, 2023

* Gautam Patel	Director	March 2, 2023

* Shlomo Yanai	Director	March 2, 2023

Signature	Title	Date

* Deborah M. Autor	Director	March 2, 2023

*By:	/s/ Anastasios Konidaris
Anastasios Konidaris
Attorney-In-Fact March 2, 2023